Exhibit 99

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John F. Hawkins, Executive Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER 2020 EARNINGS

Highlights:

Net Income:	$6.5 million, Q2 2020 result also reflected a $2.0 million loan loss provision
Revenue:	$21.4 million, increased 3.8% Q2 2020 over Q2 2019
Total Assets:	$1.94 billion, increased 15.2% over December 31, 2019
Total Loans:	$1.54 billion, increased 8.7% over December 31, 2019
Total Deposits:	$1.51 billion, increased 12.6% over December 31, 2019

WASHINGTON TOWNSHIP, NJ, July 27, 2020 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for three and six months ended June 30, 2020.

Highlights for three and six months ended June 30, 2020:

•

Net income available to common shareholders was $6.5 million, or $0.55 per basic common share and $0.55 per diluted common share for the second quarter of 2020, decreased $926,000, or 12.4%, compared to net income available to common shareholders of $7.5 million, or $0.63 per basic common share and $0.62 per diluted common share for the same quarter in 2019. The decrease is primarily driven by a higher provision for loan loss as economic uncertainty continues.

•	Net interest income increased 4.2% to $14.9 million for the second quarter of 2020, compared to $14.3 million for the same quarter of 2019.

•

Net income available to common shareholders decreased $782,000 or 5.4%, to $13.7 million or $1.16 per basic common share and $1.15 per diluted common share for the year to date period ended June 30, 2020, compared to net income available to common shareholders of $14.5 million, or $1.23 per basic common share and $1.21 per diluted common share for the year to date period ended June 30, 2019.

•	Net interest income increased 8.5% to $30.1 million for the year to date period ended June 30, 2020, compared to $27.7 million for the same period in 2019.

The following is a recap of the significant items that impacted the three and six months ended June 30, 2020 period:

Interest income increased $619,000 and $3.8 million for the second quarter of 2020 and year to date June 30, 2020 periods, respectively, compared to the same periods in 2019, primarily due to higher interest income generated from higher average loan volumes and partially offset by the income impact of lower interest rates on average loans and a decrease in interest income from deposits in Federal Reserve Bank. The Federal Reserve Board has reduced rates in response to the Covid-19 pandemic. Also contributing to the increase in interest income for the second quarter was a $251,000 increase in interest and fees on loans from the SBA Paycheck Protection Program loans (“SBA PPP Loans”).

Interest expense increased $19,000, almost unchanged for the second quarter of 2020, compared to the same period in 2019, primarily reflecting the cost offset on changes in interest expense due from increased average volumes and decreased interest rates on deposits and other borrowings. For the year to date period ended June 30, 2020, interest expense increased $1.5 million, compared to the same period in 2019, primarily due to higher volumes of deposits and other borrowings, partially offset by decreases in interest expense due to reductions in market interest rates.

The provision for loan losses increased $1.6 million to $2.0 million for the second quarter of 2020, compared to the same period in 2019. For year to date period ended June 30, 2020, the provision for loan losses increased $2.2 million to $3.4 million, compared to year to date period ended June 30, 2019. The increase in the provision was primarily due to an increase in qualitative factors as economic uncertainty continues as a result of COVID-19 on our borrowers as of June 30, 2020.

For the second quarter of 2020, non-interest income increased $160,000, compared to the same period of 2019, with the increase primarily attributable to a decrease in net loss on sale of OREO, partially offset by decrease in other loan fees. For the year to date June 30, 2020 period, non-interest income increased $229,000, primarily due to increased fee income from deposit accounts and a decreased net loss on sale of OREO, partially offset by a decrease in other loan fees and a decrease in the gain on sale of SBA loans.

Non-interest expense increased $345,000 and $1.1 million for the second quarter 2020 and the year to date period ended June 30, 2020, compared to the same periods of 2019, primarily due to an increase in compensation, data processing cost, and FDIC insurance assessment. The increases in non-interest expenses mainly reflect the growth of the business.

Income tax expense decreased $170,000 for the second quarter of 2020, and increased $68,000 for the year to date periods ended June 30, 2020, compared to the same periods in 2019. The effective tax rates for second quarter of 2020 and for the year to date June 30, 2020 were 25.8% and 24.6%, compared to 25.8% and 24.5% for the same periods in 2019.

June 30, 2020 discussion of financial condition

•

Total assets increased to $1.94 billion at June 30, 2020, from $1.68 billion at December 31, 2019, an increase of $254.7 million or 15.2% primarily due to an increase in loans, particularly $78.0 million increase in SBA PPP loans, and an increase in cash deposits with the Federal Reserve Bank.

•	Cash and cash equivalents totaled $320.9 million at June 30, 2020, as compared to $191.6 million at December 31, 2019.

•	The investment securities portfolio decreased to $25.6 million at June 30, 2020, from $27.8 million at December 31, 2019, a decrease of $2.2 million, or 7.9%, primarily due to pay downs of securities.

•

Gross loans increased to $1.54 billion at June 30, 2020, from $1.42 billion at December 31, 2019, an increase of $123.5 million or 8.7%. Gross loans included SBA PPP loans and loans from our deferment and relief programs, which are intended to provide an appropriate level of financial relief for the individuals and businesses experiencing hardship as a result of the COVID-19 pandemic.

•

Nonperforming loans at June 30, 2020 increased to $10.0 million, representing 0.65% of total loans, an increase of $4.7 million, or 87.2%, from $5.3 million of nonperforming loans at December 31, 2019. OREO at June 30, 2020 was $3.8 million, a decrease of $955,000 compared to $4.7 million at December 31, 2019, primarily due to sale of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.71% and 0.60% of total assets at June 30, 2020 and December 31, 2019, respectively. Loans past due 30 to 89 days were $804,000 at June 30, 2020, a decrease of $1.2 million from December 31, 2019.

•

The allowance for loan losses was $25.2 million at June 30, 2020, as compared to $21.8 million at December 31, 2019. The ratio of the allowance for loan losses to total loans was 1.63% and 1.54% at June 30, 2020 and at December 31, 2019, respectively. The ratio of allowance for loan losses to non-performing loans was 252.0% at June 30, 2020, compared to 407.8%, at December 31, 2019.

•

Total deposits were $1.51 billion at June 30, 2020, up from $1.34 billion at December 31, 2019, an increase of $169.3 million or 12.6% compared to December 31, 2019. Deposit growth was primarily due to an increase in non-interest bearing demand deposits and increase in other non-time deposits.

•

Total borrowings were $220.9 million at June 30, 2020, an increased $72.9 million, compared to December 31, 2019, primarily due to increase in advances from the Federal Reserve Bank for the SBA PPP loans.

•	Total equity increased to $189.7 million at June 30, 2020, up from $179.4 million at December 31, 2019, an increase of $10.3 million, or 5.8%, primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

“The country and the world continue to face unprecedented uncertainty and economic decline due to the COVID-19 pandemic. Many hoped that we would see an improvement in the COVID-19 cases being reported but so far that hasn’t happened. The business community, especially restaurants, hotels and retail centers have been hardest hit by the pandemic with the many restrictions placed on those industries. We remain focused on supporting our employees, customers and communities during these difficult times.

Our company continues to generate strong revenues with increased interest income and net interest income. Parke Bancorp’s net income decreased due to an increase in our loan loss provision, which was done to ensure we are well positioned as the Covid-19 pandemic continues and we may face challenging conditions in our loan portfolio.

Although not reflected in our June 30th numbers, on July 15, 2020, we successfully issued and sold $30 million of Subordinated Notes, further supporting the financial strength of our Company while not diluting our shareholders. Parke Bank has always exceeded the regulatory guidelines for a well-capitalized bank and the additional capital further strengthens our equity position.”

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets;; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; due to a decline in our stock price or other factors, goodwill may become impaired and be required to be written down; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	$320,923	$191,607
Investment securities	25,587	27,780
Loans held for sale	193	190
Loans, net of unearned income	1,544,233	1,420,749
Less: Allowance for loan losses	(25,228)	(21,811)

Net loans	1,519,005	1,398,938
Premises and equipment, net	6,908	6,946
Bank owned life insurance (BOLI)	26,703	26,410
Other assets	36,565	29,289

Total assets	$1,935,884	$1,681,160

Liabilities
Noninterest-bearing deposits	$356,350	$259,269
Interest-bearing deposits	1,152,211	1,079,950
FHLBNY borrowings	134,650	134,650
Other borrowings	72,896	—
Subordinated debentures	13,403	13,403
Other liabilities	16,633	14,464

Total liabilities	$1,746,143	$1,501,736

Total shareholders’ equity	$188,257	$177,605
Noncontrolling interest in consolidated subsidiaries	1,484	1,819

Total equity	$189,741	$179,424

Total liabilities and equity	$1,935,884	$1,681,160

Table 2: Consolidated Income Statements (Unaudited)

	For three months ended June 30,		For six months ended June 30,
	2020	2019	2020	2019
	(Amounts in thousands except share data)
Interest income:
Interest and fees on loans	$20,139	$18,523	$40,467	$35,964
Interest and dividends on investments	259	290	537	605
Interest on federal funds sold and deposits with banks	45	1,011	996	1,612

Total interest income	20,443	19,824	42,000	38,181

Interest expense:
Interest on deposits	4,759	4,520	10,210	8,483
Interest on borrowings	793	1,013	1,700	1,975

Total interest expense	5,552	5,533	11,910	10,458

Net interest income	14,891	14,291	30,090	27,723
Provision for loan credit losses	2,000	450	3,396	1,150

Net interest income after provision for loan losses	12,891	13,841	26,694	26,573

Non-interest income
Gain on sale of SBA loans	—	—	—	40
Other loan fees	165	285	406	476
Bank owned life insurance income	147	150	293	297
Service fees on deposit accounts	514	487	1,082	868
Net loss on sale of OREO	(21)	(343)	(153)	(343)
Other	121	187	286	347

Total non-interest income	926	766	1,914	1,685

Non-interest expense
Compensation and benefits	2,689	2,319	5,234	4,460
Professional services	396	521	751	912
Occupancy and equipment	518	473	998	944
Data processing	308	250	625	468
FDIC insurance and other assessments	153	34	294	61
OREO expense	67	117	178	192
Other operating expense	731	803	1,651	1,640

Total non-interest expense	4,862	4,517	9,731	8,677

Income before income tax expense	8,955	10,090	18,877	19,581
Income tax expense	2,311	2,481	4,865	4,797

Net income attributable to Company and noncontrolling interest	6,644	7,609	14,012	14,784
Less: Net income attributable to noncontrolling interest	(103)	(141)	(259)	(255)

Net income attributable to Company	6,541	7,468	13,753	14,529
Less: Preferred stock dividend	(7)	(8)	(15)	(9)

Net income available to common shareholders	$6,534	$7,460	$13,738	$14,520

Earnings per common share
Basic	$0.55	$0.63	$1.16	$1.23

Diluted	$0.55	$0.62	$1.15	$1.21

Weighted average common shares outstanding
Basic	11,849,118	11,837,378	11,849,041	11,828,432
Diluted	11,977,597	12,010,759	11,992,899	12,007,086

Table 3: Operating Ratios

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Return on average assets	1.45%	1.99%	1.54%	1.99%
Return on average common equity	14.04%	18.32%	14.97%	18.29%
Interest rate spread	2.88%	3.09%	2.93%	3.16%
Net interest margin	3.32%	3.80%	3.38%	3.83%
Efficiency ratio	30.74%	30.00%	30.41%	29.51%

*	Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	June 30,	December 31,
	2020	2019
	(Amounts in thousands except ratio data)
Allowance for loan losses	$25,228	$21,811
Allowance for loan losses to total loans	1.63%	1.54%
Allowance for loan losses to non-accrual loans	251.98%	407.83%
Non-accrual loans	$10,012	$5,348
OREO	$3,772	$4,727